Exhibit 10.28

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ALLOY INNOVATION CENTER

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between NITROGEN PROPCO 2020, L.P., a Delaware limited partnership (“Landlord”), and IMMUNOME, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1.Date:	December 16, 2024.
2.Premises (Article 1).
2.1Building:

That certain building located at 18804 North Creek Parkway and commonly known as “Building 3”, Bothell, Washington 98011. Building 3 contains approximately 23,346 rentable square feet. Building 3 is herein referred to as “the Building” or “Building 3”)

2.2Premises:	Approximately 10,000 rentable square feet of space located on the first (1st) floor of Building 3 and commonly known as Suite 100 (the “Premises”), as further set forth in Exhibit A to the Lease.
2.3Project:	The Building is part of a project known as “Alloy Innovation Center,” as set forth in Section 1.1.2 of this Lease. The Project contains approximately 205,480 rentable square feet.
3.Lease Term (Article 2).
3.1Length of Term:	Ninety-one (91) months (the “Term”).
3.2 Lease Commencement Date:	The earlier to occur of (i) the date upon which Tenant first commences to conduct normal business operations in the Premises and (ii) September 1, 2025 (the “Commencement Date”).
3.3 Lease Expiration Date:

If the Commencement Date shall be the first day of a calendar month, then the day immediately preceding the ninety-first (91st) monthly anniversary of the Commencement Date; or, if the Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the ninety-first (91st) monthly anniversary of the Commencement Date occurs (the “Expiration Date”).

Article 3):
4.Base Rent (Article 3):
Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent
Lease Months 1 – 12*	[…***…]	[…***…]
Lease Months 13 – 24	[…***…]	[…***…]
Lease Months 25 – 36	[…***…]	[…***…]
Lease Months 37 – 48	[…***…]	[…***…]
Lease Months 49 – 60	[…***…]	[…***…]
Lease Months 61 – 72	[…***…]	[…***…]
Lease Months 73 – 84	[…***…]	[…***…]
Lease Months 85 – 91	[…***…]	[…***…]

*	Notwithstanding the foregoing Base Rent schedule or any contrary provision of this Lease, but subject to the terms of Section 3.2.2, below, Tenant shall not be obligated to pay Base Rent with respect to the Premises during the initial […***…] months following the Commencement Date.
Article 4):
5.Operating Expenses and Tax Expenses (Article 4):

This is a “TRIPLE NET” lease and as such, the provisions contained in this Lease are intended to pass on to Tenant and reimburse Landlord for the costs and expenses reasonably associated with this Lease and the Project, and Tenant’s operation therein. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant in accordance with the terms of this Lease as Additional Rent.

6.Tenant’s Share (Article 4):	4.8667% of the Project and 42.8339% of the Building.
7.Permitted Use (Article 5):	General office and general laboratory use, in compliance with, and subject to, applicable laws and the terms of this Lease.
8.Letter of Credit (Article 21):	[…***…]
9.Parking Passes (Section 29.29):	Two and 8/10 (2.8) unreserved parking passes for every 1,000 rentable square feet of the Premises (and the Expansions Space, if applicable), subject to the terms of Section 29.29 of the Lease.
10.Address of Tenant (Section 29.18):	IMMUNOME, INC. 18702 North Creek Parkway, Building 4, Suite 100 Bothell, Washington 98 011 Attention: Chief Financial Officer Telephone Number: […***…] E-mail: […***…]
With a copy to:

Immunome, Inc.

665 Stockton Dr. #300

Exton, PA 19341 Attention: General Counsel

Telephone Number: […***…]

Email: […***…]

and

Stephanie Ray Law Offices, LLC 68 Andover Road

Rockville Centre, New York 11570 Attention: Stephanie Ray, Esq.

Telephone Number: […***…]

Email: […***…]

11.Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.
12.Broker(s) (Section 29.24):	Tenant: Newmark Landlord: Broderick Group, Inc.
13.Tenant Improvement Allowance (Exhibit B):	[…***…] (i.e., an amount equal to […***…] per rentable square foot of Building 3), subject to the terms and conditions of Section 1.3.1, below.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1Premises, Building, Project and Common Areas.
1.1.1The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). Subject to applicable laws and the other provisions of this Lease, and except in the event of an emergency, Tenant shall have access to the Premises twenty- four (24) hours per day, seven (7) days per week, every day of the year. The outline of the Premises is set forth in Exhibit A-1 attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Tenant shall accept the Premises in accordance with the terms and conditions of Section 1.4 below, and, except as set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any other improvement work or services related to the improvement of the Premises, Building, or Project, except for Landlord’s ongoing maintenance and repair obligations as set forth in this Lease. The date on which Landlord tenders possession of the Premises to Tenant in the Delivery Condition (as that term is defined in the Tenant Work Letter) and by providing Tenant with a key or access card to the Premises is herein referred to as the “Possession Date”, and no action by Tenant shall be required therefor. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease or the Tenant Work Letter. Subject to the Tenant Work Letter and the other provisions of this Lease, and Landlord’s ongoing maintenance and repair obligations as set forth herein, the commencement of business operations from the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.
1.1.2The Building and The Project; Existing Lease. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office project currently known as “Alloy Innovation Center.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building, the parking facilities and the Common Areas are located, and (iii) the other buildings located nearby the Building located at 18912, 18916, 18804, 18706, and 11804 North Creek Parkway, Bothell, Washington, and the land upon which such other buildings are located. The parties hereto acknowledge and agree that Landlord and Tenant are parties to that certain Lease dated as of October 5, 2023 (as amended, the "Existing Lease") whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of approximately 29,344 rentable square feet of space comprised of the first (1st) floor of that certain building located at 18702 North Creek Parkway, Bothell, Washington 98011 and commonly known as “Building 4” (the “Existing Premises”).

1.1.3Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, or to be shared by Landlord and the tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord; provided, however, that Landlord and Tenant acknowledge and agree that there are no Building Common Areas with respect to Building 3. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the manner in which the common areas of the “Comparable Buildings,” as defined below, are maintained and operated) and the use thereof shall be subject to such commercially reasonable rules, regulations and restrictions as Landlord may reasonably make from time to time provided the same do not materially decrease the rights of Tenant or materially increase the obligations of Tenant under this Lease and no monetary obligation shall be increased other than to a de minimus extent. In addition, Tenant shall only be obligated to comply with rules, regulations and restrictions from and after the date that Tenant has been provided written notice thereof. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project (including the Common Areas), provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall exercise such rights in a manner consistent with the landlords of the Comparable Building (as defined in Section 2.2.2, below) and shall take such commercially reasonable actions so as to reasonably minimize any material interference with Tenant’s use of and access to the Premises.
1.2Rentable Square Feet of Building and Premises. For purposes of this Lease, “rentable square feet” in the Building and Premises, as the case may be, shall be calculated pursuant to Landlord’s then current method for measuring rentable square footage. Landlord and Tenant hereby stipulate and agree that the rentable area of the Building, Premises and Project are as set forth in Sections 2.1, 2.2 and 2.3, respectively, of the Summary.
1.3Expansion Space. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”), and any “Permitted Transferee Assignee,” as that term is defined in Section 14.8 of this Lease, the right to lease the remaining 13,346 rentable square feet of space located in the Building (the “Expansion Space”), as shown on Exhibit A-2, attached hereto, such that Tenant shall lease the entirety of the Building, upon the terms and conditions set forth in this Section 1.3 and this Lease (such right is referred to herein as the “Expansion Right”).
1.3.1Method of Exercise. The expansion option contained in this Section 1.3 shall be exercised only by Original Tenant or a Permitted Transferee Assignee (and not by any other assignee, sublessee or “Transferee,” as that term is defined in Section 14.1, below, of Tenant’s interest in this Lease) and only in the following manner: If Tenant wishes to exercise its expansion option pursuant to this Section 1.3, Tenant shall, on or before June 30, 2025 (the “Expansion Space Option Deadline”), exercise the option by delivering written notice thereof to Landlord (the “Expansion Space Exercise Notice”); provided, however, to the extent that Tenant commences the construction of any improvements or alterations of any kind within the Expansion Space prior to the Expansion Space Option Deadline (other than running necessary interior utility connections exclusively servicing the Premises around the perimeter of the Expansion Space or accessing roof penetrations located in the Expansion Space to the extent the same service HVAC systems exclusively servicing the Premises; provided, however, that Tenant shall provide Landlord with written notice of any such necessary de minimus improvements or alterations to the Expansion Space), Tenant shall immediately and conclusively be deemed to have delivered its Expansion Space Exercise Notice. To the extent that Tenant does not timely deliver the Expansion Space Exercise Notice (or is not otherwise deemed to have delivered the same pursuant to the immediately preceding sentence) prior to the Expansion Space Option Deadline, Tenant’s Expansion Right shall be deemed terminated and of no further force and effect, and Tenant shall immediately forfeit and have no further right to a portion of the Tenant Improvement Allowance equal to […***…] (i.e., an amount equal to […***…] per rentable square foot of the Expansion Space), and, if Tenant does not timely deliver the Expansion Space Exercise Notice, to the extent that Landlord has disbursed an amount of the Tenant Improvement Allowance in excess of […***…], Tenant shall be required to reimburse Landlord for such excess disbursement amount within thirty (30) days of the Expansion Space Option Deadline.
1.3.2Delivery of the Expansion Space. Landlord shall deliver the Expansion Space to Tenant on or before the date that occurs five (5) business days following Landlord’s receipt of the Expansion Space Exercise Notice (the “Expansion Space Delivery Date”).
1.3.3Expansion Rent. The annual “Rent,” as that term is defined in Section 4.1 of this Lease, payable by Tenant for Expansion Space leased by Tenant (the “Expansion Rent”) shall be at the same per rentable square foot rate, and shall thereafter be escalated in the same manner, as the then current Base Rent as set forth in the Summary for the initial Premises, as such Base Rent is adjusted and escalated pursuant to the terms of this Lease. Furthermore, Tenant shall pay Additional Rent for the Expansion Space in accordance with Article 4 of this Lease, and for purposes of calculating Tenant’s obligations under Article 4 of this Lease, Tenant’s Share of Direct Expenses with respect to the Expansion Space shall be equal to […***…] with respect to the Building (such that Tenant’s aggregate Tenant’s Share of Direct Expenses with respect to the Building shall equal 100%) and […***…] with respect to the Project (such that Tenant’s aggregate Tenant’s Share of Direct Expenses under this Lease with respect to the Project shall equal […***…]). Notwithstanding the foregoing, Tenant shall not be obligated to pay Expansion Rent with respect to the Expansion Space during the “Expansion Rent Abatement Period,” as that term is defined below. As used herein, the “Expansion Rent Abatement Period” shall mean the period of time following the “Expansion Space Commencement Date,” as that term is defined in Section 1.3.5, below, equal to the product of (i) the number of days occurring during the “Rent Abatement Period,” as that term is defined in Section 3.2, below, and (ii) a percentage, which may be expressed as a fraction, which fraction shall the number of days that occur during the initial Expansion Space Term as it numerator and the number of days that occur during the initial Lease Term of the Premises as its denominator.
1.3.4Construction of the Expansion Space. The terms and conditions of the Tenant Work Letter, attached hereto as Exhibit B, shall apply to Tenant’s initial improvement of the Expansion Space following delivery by Landlord; provided that all references therein to the Premises shall mean and refer to the Expansion Space and the Premises. Subject to the terms of the Tenant Work Letter and this Lease, Tenant shall accept the Expansion Space in its then existing “as is” condition.
1.3.5Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the Expansion Space as set forth herein, then, within thirty (30) days thereafter, Landlord and Tenant shall execute a commercially reasonable amendment adding such Expansion Space to this Lease upon the same terms and conditions as the initial Premises, except as otherwise set forth in this Section 1.3. Subject to Section 1.3.3, Tenant shall commence payment of Expansion Rent to Landlord and the term of the Expansion Space shall commence upon that date (the “Expansion Space Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct normal business operations in the Expansion Space, and (ii) June 30, 2026. The lease term of the Expansion Space shall expire on the Expiration Date as originally set forth in this Lease. The period of time from the Expansion

Space Commencement Date until and including the Expiration Date shall be known as the “Expansion Space Term”
1.3.6No Defaults. The rights contained in this Section 1.3 shall be personal to Original Tenant and any Permitted Transferee Assignee, may only be exercised by Original Tenant or a Permitted Transferee Assignee (and not any other assignee, sublessee or Transferee of Tenant’s interest in this Lease) if Tenant is not in monetary or material non-monetary default under this Lease beyond and applicable notice and cure period expressly set forth in this Lease and Original Tenant and/or a Permitted Transferee Assignee and/or a Permitted Transferee occupy(ies) the entire Premises. Tenant shall not have the right to lease Expansion Space as provided in this Section 1.3, if, as of the date of the attempted exercise of the expansion option by Tenant, or as of the scheduled date of delivery of such Expansion Space to Tenant, Tenant is in Default under this Lease.
1.3.7Exclusive Leasing Period. Landlord expressly agrees that it shall not market the Expansion Space or otherwise list the Expansion Space as available for lease prior to the Expansion Space Option Deadline and shall not otherwise negotiate or enter into any lease or other agreement with any third party for the lease or use of the Expansion Space prior to the Expansion Space Option Deadline. Landlord represents that as of the date hereof, no other tenant or third party has any right to lease the Expansion Space superior to the rights granted to Tenant in this Section 1.3.
1.4No Representations/Warranties. Except as specifically set forth in this Lease and in the Tenant Work Letter, the Premises shall be delivered to Tenant in the Delivery Condition and otherwise in its “AS-IS” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges and agrees that neither Landlord nor any agent of Landlord has made any representation, or warranty or covenant whatsoever with respect to the Premises, the Building or the Project, or the suitability or fitness thereof for the conduct of Tenant’s business or for any other purpose, the need for or availability of any governmental license or permit required for the proper and lawful conduct of Tenant’s business from the Premises, or any other matter relating to any of the foregoing, except as specifically set forth in this Lease or the Tenant Work Letter. Tenant is responsible for determining whether or not the applicable building codes, laws, statutes, covenants or restrictions of record, regulations, rules, requirements and ordinances, whether now or hereafter existing, including, without limitation, any such governmental regulations related to disabled access (collectively, the “Applicable Requirements”), and especially the zoning, are appropriate for Tenant's intended use of the Premises, and acknowledges that past uses of the Premises may no longer be allowed. Tenant further acknowledges and agrees that: (i) it has been given an opportunity to inspect and measure the Premises, (ii) it has been advised by Landlord to satisfy itself with respect to the size and condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements), and their suitability for Tenant's intended use, (iii) Tenant has made such investigation as it deems necessary with reference to such matters and, except as may be otherwise expressly set forth in this Lease, assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (iv) it is not relying on any representation as to the size of the Premises made by Landlord. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises, the Project and the Building were at such time in good and sanitary order, condition and repair, except to the extent of latent defects.
1.5Project Right of First Refusal. Notwithstanding anything in this Lease or the Existing Lease to the contrary, provided that no Default is then continuing under any provision of this Lease, either at the time of the delivery of “Landlord’s Notice” or at the time of the delivery of “Tenant’s Notice” (as hereinafter defined), Landlord hereby grants Original Tenant and any Permitted Transferee Assignee a continuing right (“Project First Right”) to lease any space that becomes available in the Project, excluding any space leased (or previously leased) by Tenant in the Project pursuant to this Lease, the

Existing Lease, or any other agreement between Tenant and Landlord (and provided that such Project First Right shall only apply to the Expansion Space if Tenant does not exercise its Expansion Right pursuant to the terms of Section 1.3, above) (as used in this Section 1.5, the “Project First Right Space”), in accordance with and subject to the provisions of this Section 1.5. Except as otherwise provided below, if Landlord receives a “bona-fide third-party offer,” as that term is defined below, with respect to the Project First Right Space, or any portion thereof but not less than 5,000 rentable square feet, Landlord shall give Tenant written notice (the “Landlord’s Notice”) of the basic economic terms including but not limited to the Base Rent, term, operating expenses, security deposit, extensions, rental abatement and/or other economic incentives, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular Project First Right Space to such third party; provided that the Economic Terms shall be adjusted to exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. Within eight (8) business days after delivery of Landlord’s Notice, Tenant must give Landlord written notice (the “Tenant’s Notice”) pursuant to which Tenant shall elect to (i) lease all, but not less than all, of that portion of the Project First Right Space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms (other than the security deposit) and the same non-Economic Terms as set forth in the bona-fide third-party offer; or (ii) refuse to lease the Designated Space, in which event Landlord may lease the Designated Space within six (6) months following the expiration of such eight (8) business days period to anyone whom Landlord desires upon economic terms that are at least ninety-five percent (95%) on a net effective basis of the Economic Terms offered to Tenant. In the event that Tenant does not so respond in writing to Landlord’s Notice within said period, Tenant shall be deemed to have elected clause (ii) above. If Tenant elects to lease the Designated Space pursuant to clause (i) above, then Landlord shall promptly prepare and deliver to Tenant a new commercially reasonable lease for Designated Space upon the same terms and conditions as this Lease with respect to the initial Premises, except as otherwise set forth in this Section 1.5 and provided that the terms of Sections 1.3 of this Lease shall not apply with respect to the Designated Space, and Tenant shall execute and return the new lease to Landlord within thirty (30) days, but an otherwise valid exercise of the Project First Right as to the Designated Space shall be fully effective whether or not the new lease is executed. In the event that Landlord leases the Project First Right Space, or any portion thereof, to a third party in accordance with the provisions of this Section, and during the effective period of this Project First Right the Project First Right Space, or any portion thereof, shall again become available for reletting, then prior to Landlord entering into any such new lease with a third party for the Project First Right Space, or any portion thereof, Landlord shall repeat the procedures specified above in this Section. For avoidance of doubt, if the Designated Space is not the entirety of the Project First Right Space, Landlord must comply with this procedure for each portion of the Project First Right Space that it intends to lease to a third party. Notwithstanding the foregoing, it is understood that Tenant’s Project First Right shall be subject to any extension or expansion rights which may hereafter be granted by Landlord to any third party tenant occupying the Project First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this Project First Right prior to leasing any portion of the Project First Right Space to the then-current occupant thereof. The rights contained in this Section 1.5 shall be personal to Original Tenant and any Permitted Transferee Assignee, may only be exercised by Original Tenant or a Permitted Transferee Assignee (and not any other assignee, sublessee or Transferee of Tenant’s interest in this Lease) if the Lease then remains in full force and effect and if Original Tenant or a Permitted Transferee Assignee occupies the entire Premises.

For purposes of this Section 1.5, a “bona-fide third-party offer” shall mean a counter-offer received by Landlord to lease the Designated Space from an unaffiliated and qualified third party. For purposes of example only, the following would each constitute a bone-fide third-party offer:

(i)Landlord receives a request for proposal from an unaffiliated and qualifie d third party. Landlord responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal or acceptance from the unaffiliated and qualified third party that proposes terms acceptable to Landlord.
(ii)Landlord receives a written offer to lease from an unaffiliated and qualified third party. Landlord responds to the offer with a written acceptance or counter offer and subsequently receives a bona-fide acceptance or counter to Landlord’s counter offer from the unaffiliated and qualified third party that proposes terms acceptable to Landlord.
ARTICLE 2

LEASE TERM
2.1Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. Landlord shall cause the Possession Date to occur on or before the date the occurs two (2) business days following the full execution and delivery of this Lease by Landlord and Tenant; provided, however, except as expressly set forth herein to the contrary, if Landlord is unable for any reason to deliver possession of the Premises to Tenant on any specific date, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder. Landlord shall provide Tenant with at least two (2) business days prior notice of the Possession Date. Notwithstanding the foregoing, in the event the Possession Date occurs later than ten (10) business days following the full execution and delivery of this Lease (the “Outside Possession Date”), in addition to any rent abatement granted herein, all Rent payable hereunder shall be abated for one (1) additional day for each day that Landlord is delayed in delivering possession of the Premises as required in this Lease beyond the Outside Possession Date; provided, however, if and to the extent such failure to cause the Possession Date to occur on or before the Outside Possession Date is within Landlord’s reasonable control, then all Rent payable hereunder shall be abated for two (2) additional days for each day that Landlord is delayed in delivering possession of the Premises as required in this Lease beyond the Outside Possession Date. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. The term “Lease Month” shall mean each succeeding calendar month during the Lease Term; provided, however, that the first Lease Month shall commence on the applicable Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term (or if the applicable Lease Commencement Date is the first day of a calendar month, then the first Lease Month shall be that calendar month) and that the last Lease Month shall expire on the applicable Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.
2.2Option Term.
2.2.1Option Right. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”), and any Permitted Transferee Assignee, two (2) options to extend the Lease Term for the Premises each for a period of five (5) years (each, an “Option Term”), which options shall be irrevocably exercised only by written notice (the “Option Notice”) delivered by Tenant to Landlord not earlier than twelve (12) months and not later than nine (9) months, prior to the Expiration Date (or the expiration of the first Option Term, as applicable), provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in Default under this Lease; (ii) Tenant has not previously been in Default under this Lease more than once during the prior twelve (12) month period; and (iii) this Lease then remains in full force and effect and Original Tenant or a Permitted Transferee Assignee, as applicable, has not then subleased (other than pursuant to a Permitted Transfer) more than twenty-five percent (25%) of the Premises (i.e., pursuant to subleases in effect) at the time the option to extend is exercised and as of the commencement of the applicable Option Term. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of an option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Transferee Assignee and may be exercised by Original Tenant or a Permitted Transferee Assignee only (and not by any other assignee, sublessee or Transferee of Tenant’s interest in this Lease).
2.2.2Option Rent. The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term. The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-subleased, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, for similar uses, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. The term “Comparable Buildings” shall mean the Building and those other comparable laboratory and/or life science space buildings in First Class Life Science Projects located in the Canyon Park and North Creek submarkets of Bothell, Washington.

2.2.3Determination of Option Rent. In the event Tenant timely exercises an option to extend the Lease Term in accordance with Section 2.2.1, Landlord shall notify Tenant of Landlord’s determination of the Option Rent on or before the date that occurs thirty (30) days following the date Landlord receives the Option Notice. If Tenant, on or before the date which is thirty (30) days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement on or before the date that occurs nine (9) months before the commencement of the Option Term (the “Outside Agreement Date”), then Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.3, below. Each party shall make a separate determination of the Option Rent, within five (5) business days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Section 2.2.3.1 through Section 2.2.2.4, below. If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have accepted Landlord’s determination of Option Rent.
2.2.3.1Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker, appraiser or attorney who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of comparable laboratory and/or life science space buildings in Bothell, Washington. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.3 of this Lease, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”
2.2.3.2The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.
2.2.3.3The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.
2.2.3.4The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.
2.2.3.5If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of King County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.2.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.
2.2.3.6If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator within ten (10) business days following the date of the appointment of the last appointed Advocate Arbitrator, then either party may petition the presiding judge of the Superior Court of

King County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.
2.2.3.7The cost of the arbitration shall be paid by Landlord and Tenant equally.
2.2.3.8In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.
ARTICLE 3

BASE RENT
3.1Base Rent. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check, ACH or wire transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever except as otherwise expressly provided in this Lease. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
3.2Abated Base Rent. Provided that Tenant is not then in Default of any monetary or material non- monetary provision of this Lease, then during the […***…] months of the Lease Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement with respect to the Premises equals […***…]. Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rental and performing the terms and conditions otherwise required under this Lease. If (x) Tenant shall be in default under this Lease, beyond any applicable notice and cure period expressly set forth in this Lease, at any time during the Lease Term prior to the expiration of the Rent Abatement Period, or (y) this Lease is terminated for any reason other than Landlord’s breach of this Lease, an event of casualty or an event of condemnation, then (i) in the case of clause (x) above, Landlord may, by notice to Tenant, require Tenant to begin paying Base Rent for the Premises in full, but any unapplied portion of the Rent Abatement shall be abated again if Landlord subsequently accepts a cure by Tenant of such default in lieu of terminating this Lease (whereupon Tenant shall be entitled to the full benefit of the rent Abatement not already applied), and (ii) in the case of clause (y) above, for purposes of determining Landlord’s damages applicable laws, the dollar amount of the unapplied portion of the Rent Abatement as of the date of such termination shall be converted to a credit to be applied to the Base rent applicable at the end of the Lease Term.

ARTICLE 4

ADDITIONAL RENT
4.1General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term, subject to the last sentence of Section 4.4.1, below.
4.1.1Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant’s operation therein. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent in accordance with the terms of this Lease.
4.2Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1Intentionally Omitted.
4.2.2“Direct Expenses” shall mean “Operating Expenses,” as that term is defined in Section 4.2.4 below, and “Tax Expenses,” as that term is defined in Section 4.2.5.1 below.
4.2.3“Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
4.2.4“Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the actual cost of purchasing all utilities to the Project (including all Common Areas, but excluding electricity and gas associated with Building 3, which shall be separately billed in accordance with Section 7 below)), and the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord provided a prudent landlord of Comparable Buildings would maintain the same; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project, including as relating to any business improvement district; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project, including, without limitation, the Building façade and any costs that may be incurred by Landlord in connection with any utility provider’s underground transformers; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (C) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date, or (D) which are repairs, replacements or modifications to the Building Systems (as defined in Article 7, below); provided, however, that any capital expenditure shall be amortized with interest over the useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Tax Expenses, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, “Underlying Documents”). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a)costs, including legal fees, space planners’’ fees, accounting, advertising and promotional expenses, and brokerage fees and commissions incurred in connection with the original construction or development of the Project, any leasing (prior, present or future) of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project or parking facilities);

(b)except as set forth in items (xii), (xiii), and (xiv) above, depreciation, amortization, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment (whether purchased or leased);
(c)costs for which the Landlord is reimbursed by, or are properly chargeable to, any tenant or occupant of the Project (or to any space available or intended for lease at the Project) or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;
(d)any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(e)costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant are in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants, prospective tenants or occupants;
(f)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project I time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project or portfolio manager (and in all cases shall be subject to the terms of this clause (f));
(g)amount paid as ground rental for the Project by Landlord;
(h)any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;
(i)rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
(j)all items and services for which Tenant or any other tenant in the Project reimburses (or is obligated to reimburse) Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(k)any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(l)costs arising from the breach of this Lease or any agreement covering space in the Building or Project, failure to comply with applicable law (which shall be limited to only those costs which Landlord would not have incurred had Landlord complied with such applicable law) or gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and
(m)costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto.
(n)Costs for sculpture, decorations, painting or other objects of art in excess of amounts typically spent for such items in Comparable Buildings;
(o)cost of any political, charitable or civic contribution or donation;
(p)costs or expenses properly attributable (applying generally accepted accounting principles) to other Expense Years; and
(q)costs incurred in connection with the original construction or any future expansion of the Building or Project, including the Common Areas, and costs of correcting defects in or inadequacy of the initial design or construction of the Building or any future expansion of the Building or Project, including the Common Areas.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not fully occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses that vary with occupancy (“Variable Operating Expenses”) for such year to determine the amount of Operating Expenses that would have been incurred had the Project been fully occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year; provided, however, if Landlord actually incurs any Variable Operating Expenses with respect to vacant space in the Project (for example only, if Landlord provides occasional (such as monthly) janitorial services to vacant space in the Project), then because Landlord has “grossed up” Variable Operating Expenses to account for such vacant space, the actual expense incurred by Landlord with respect to such vacant space shall be excluded from Operating Expenses. Landlord represents the Operating Expenses for calendar year 2025 are estimated, in Landlord’s good faith, to be […***…] per rentable square foot for the Premises, exclusive of the cost of utilities and janitorial services exclusively serving the Premises.

4.2.5Taxes.
4.2.5.1“Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, real estate excise taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof, and including estimated amounts based on pending but uncompleted reassessments of the Project, as reasonably determined by Landlord), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
4.2.5.2Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.
4.2.5.3Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred provided a prudent landlord of Comparable Buildings would challenge such Tax Expenses. Subject to the terms of this Section 4.2.5.3, Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. Notwithstanding anything to the contrary set forth in this Lease, (a) only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an event of default by Tenant under this Lease, and (b) Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses if prudent landlords of Comparable Buildings would not file. Further, notwithstanding anything to the contrary set forth in this Lease, in the event that any discount, reduction or exemption of Tax Expenses shall occur as a result of the tax-exempt status of any other tenant of the Project, Tenant hereby acknowledges and agrees that Tax Expenses for purposes of this Lease shall be calculated as if such discount, reduction or exemption were not in place. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses.

Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.
4.2.6“Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary. Landlord shall have the right to adjust Tenant’s Share as a result of and in accordance with changes in the square footage of the Premises relative to the square footage of the Building or Project, based on alterations or additions to the Building or Project or a remeasurement of the Premises, Building or Project by Landlord.
4.3Allocation of Direct Expenses.
4.3.1Method of Allocation. The parties acknowledge that the Building is a part of a multi- building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.
4.3.2Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project, and the retail space tenants of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
4.4Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.
4.4.1Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount ’f Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount ’f Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease except any overpayment with respect to the last lease year shall be refunded to Tenant within thirty (30) days of the determination of the actual Direct Expenses for such year. Subject to the final sentence of this Section 4.4.1, the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of

Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall within thirty (30) days, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, except for Tax Expenses, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than twelve (12) full calendar months after the Lease Expiration Date, and Tenant shall not be responsible for Tenant’s Share of any Tax Expenses attributable to any Expense Year which are first billed to Tenant more than eighteen (18) full calendar months after the Lease Expiration Date.
4.4.2Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.
4.5.3Notwithstanding any contrary provision herein, Landlord may charge Tenant directly, and Tenant shall pay prior to delinquency as Additional Rent (and not as part of Direct Expenses) any (i) gross receipts, head count, or other rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this

Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
4.6Landlord’s Books and Records. Tenant may dispute the amount of Additional Rent set forth in the Statement upon written notice delivered to Landlord within ninety (90) days after receipt of a Statement by Tenant. If Tenant timely disputes the amount of Additional Rent set forth in the Statement, Landlord shall make available to Tenant, its books and records for the Expense Year in question. An independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and is not working on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in default under this Lease, beyond any applicable notice and cure period expressly set forth in this Lease, and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within ninety (90) days of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant“) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such determination by the Accountant proves that Direct Expenses were overstated by more than four percent (4%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.
ARTICLE 5

USE OF PREMISES
5.1Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, provided it shall be deemed reasonable for Landlord to withhold its consent to any use of the Premises that would require a change to or waiver of applicable zoning laws and regulations.
5.2Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of Washington, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents, or any of Landlord’s initiatives to seek or maintain Building certification under the U.S. Green Building Council’s Leadership in Energy and

Environmental Design” (“LEED Initiatives”). ’Tenant shall not do or permit anything to be done in or about the Premises which will obstruct or interfere in any material respect with the rights of other tenants or occupants of the Building, or use or allow the Premises to be used for any improper or unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project. Tenant acknowledges that the Project is currently subject to certain covenants, conditions and restrictions set forth in that certain Declaration of Protective Covenants, Conditions, Restrictions, Easements and Agreements for Quadrant Business Park – Bothell (as may be amended from time to time, the “CC&Rs”), and Tenant agrees to comply with the CC&Rs with respect to its use of the Premises and the Project so long as any amendment to such CC&Rs enacted after the date of this Lease shall not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease and no monetary obligation shall be increased other than to a de minimus extent.
5.3Hazardous Materials.
5.3.1Tenant’s Obligations.
5.3.1.1Prohibitions. Landlord represents to Tenant that Landlord has not received written notice from any governmental authority indicated that there are Hazardous Material on, in, or under the Premises or the Project as of the Lease Commencement Date in violation of Environmental Laws. In addition, Landlord represents to Tenant that, to Landlord’s actual knowledge, after due inquiry, there are no Hazardous Material on, in, or under the Premises as of the Lease Commencement Date in violation of Environmental Laws. For purposes of the foregoing, Landlords “actual knowledge” after due inquiry shall mean the current actual (as opposed to constructive) knowledge of Jeremy Dorsett. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”) to the actual knowledge after due inquiry of Tenant as of the date of completion of such Environmental Questionnaire, which is attached as Exhibit F. For purposes of the foregoing, “actual knowledge” after due inquiry shall mean the current actual (as opposed to constructive) knowledge of Max Rosett. Tenant agrees that, subject to the remaining terms of this Section 5.3.1.1, except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire, neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, “Tenant’s Agents”) will produce, use, store or generate any “Hazardous Materials,” as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released,” as that term is defined below, on, in, under or about the Premises. In addition, in no event shall the total quantities of Hazardous Materials brought upon, placed, stored, manufactured, generated, by Tenant or Tenants Agents exceed fifty percent (50%) of the total amount of Hazardous Materials that may be used and/or stored within the first (1st) floor of the Building pursuant to “Environmental Laws,” as that term is defined in Section 5.3.1.2, below. If any information provided to Landlord by Tenant on the updated Environmental Questionnaire false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease which Tenant shall have the right to remedy as provided in this Lease. Tenant may deliver to Landlord an updated Environmental Questionnaire from time to time during the Lease Term and shall provide an updated Environmental Questionnaire promptly following Landlord’s written request, provided Landlord shall not request an updated Environmental Questionnaire more than once a year. Landlord’s prior written consent shall be required to any Hazardous Materials use at or in the Premises that are not similar, in terms of their hazardous character, handling profile, and usage, to the Hazardous Materials described on the initial Environmental Questionnaire, or any updated Environmental

Questionnaire, which consent shall not be unreasonably withheld by Landlord; provided, however, if Landlord has previously consented to the use of a particular Hazardous Material by any tenant in the Project, then Landlord consent shall not be required so long as Tenant’s use and quantity of the Hazardous Material does not present a risk of damage to the Project that is materially greater than the risk of damage presented by the use of the Hazardous Material by any other tenant in the Project whose use is consented to by Landlord or is otherwise permitted by their lease. Tenant shall not install or permit any underground storage tank on the Premises. For purposes of this Lease, “Hazardous Materials” means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws. The term “Hazardous Materials” for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a “hazardous material” under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises. For purposes of this Lease, Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.
5.3.1.2Notices to Landlord. Tenant shall notify Landlord in writing as soon as possible but in no event later than fifteen (15) days after (i) Tenant becomes aware of the occurrence of any actual, alleged or threatened Release of any Hazardous Material by Tenant in, on, under, from or about the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant receives written notice of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to Tenant’s operations at the Premises, or (iii) Tenant receives written notice of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, or about the Premises by Tenant, whether relating to damage, contribution, cost recovery, compensation, loss or injury occurring in, on or about the Premises. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could reasonably be expected to subject Tenant or Landlord to any material liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any “Environmental Laws,” as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord a reasonable opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC

§ 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., and any other state or local law counterparts, as amended, as such applicable laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.

5.3.1.3Releases of Hazardous Materials. If any Release of any Hazardous Material in, on, under, from or about the Premises by Tenant or Tenant’s Agents shall occur at any time during the Lease and/or if any other Hazardous Material condition exists at the Premises that requires response actions of any kind, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately upon learning of such event comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including, without limitation, Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions such that the Premises are remediated materially to the condition existing prior to such Release.
5.3.1.4Indemnification.
5.3.1.4.1In General. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual reasonable attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, that arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials in, on, under or about the Premises by Tenant or Tenant’s Agents.
5.3.1.4.2Limitations. Notwithstanding anything in Section 5.3.1.4, above, to the contrary, Tenant’s indemnity of Landlord as set forth in Section 5.3.1.4, above, shall not be applicable to claims based upon Hazardous Materials which may exist in, on or about the Premises as of the date of this Lease (“Existing Hazardous Materials”) or brought onto the Premises by Landlord, Landlord Parties, any other tenant of the Project or any other third party’.

5.3.1.5Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with applicable laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws pertaining to Tenant’s operations at the Premises. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials. Upon reasonable request of Landlord, Tenant shall deliver to Landlord a summary explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s reasonable satisfaction Tenant’s compliance with all Environmental Laws applicable to Tenant’s activities at the Premises involving Hazardous Materials.
5.3.2Assurance of Performance.
5.3.2.1Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord reasonably determines to be appropriate to perform environmental assessments of a scope reasonably determined by Landlord (an “Environmental Assessment”) to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.
5.3.2.2Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to materially comply with the provisions of this Section 5.3, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.
5.3.3Intentionally Omitted.
5.3.4Pollution Legal Liability Environmental Insurance. Tenant shall obtain and maintain Pollution Legal Liability Environmental Insurance (i) from an insurance carrier with a rating of no less than A-X in Best’s Insurance Guide, and (ii) providing commercially reasonable coverage and deductibles (to the extent available) with respect to (i) known and unknown pre-existing conditions; (ii) unknown and later discovered conditions; (iii) on- site and off-site third-party claims for bodily injury or property damage; and (iv) legal defense expenses. The form of the Pollution Legal Liability Environmental Insurance policy shall be reasonably acceptable to Landlord, and the term of such policy shall be at least equal to the then-current Lease Term plus an additional six (6) months. Further, notwithstanding anything to the contrary set forth in this Lease, as a condition precedent to the effectiveness of Tenant’s exercise of its right to extend the Lease Term by the Extension Period pursuant to the terms of Exhibit D attached hereto or otherwise, Tenant shall have obtained the policy described in this Section 7.1.9, in accordance with the terms of this Section 5.3.4, including without limitation, that the term of such policy shall be at least equal to the length of the Extension Period plus an additional six (6) months. Landlord, Landlord’s lender and such other parties in interest as Landlord reasonably designates shall be named as an additional named insured on the Pollution Legal Liability Environmental Insurance policy by endorsement, and an endorsement shall be issued to the Pollution Legal Liability Environmental Insurance policy that provides the policy cannot be amended, modified, terminated or cancelled by the insured without the prior written consent of Landlord. Any new Pollution Legal Liability Environmental

Insurance policy that Tenant obtains shall provide coverage for pollution conditions and unknown claims arising prior to the date such policy was issued (e.g., pre-existing conditions shall be covered).
5.3.5Clean-up.
5.3.5.1Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required by any governmental authority having jurisdiction over the Project, Tenant shall promptly following receipt of all necessary and appropriate permits and approvals prepare and submit to Landlord a comprehensive plan, subject to Landlord’s reasonable written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. If Tenant fails to complete such Clean-up in accordance with such Clean-up plan, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor.
5.3.5.2No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.
5.3.5.3Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials in accordance with applicable laws.
5.3.5.4Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then (i) to the extent such failure is not within Tenant’s reasonable control, Tenant shall be liable to Landlord at one hundred percent of the Base Rent and Additional Rent in effect immediately prior to the expiration or earlier termination of this Lease until Tenant has fully complied with its obligations under this Section 5.3, and (ii) to the extent such failure is within Tenant’s reasonable control, or if such failure causes Landlord to be in breach of any lease with a succeeding tenant of the Premises (or portion thereof) and Landlord is liable for damages as a result thereof, Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.

5.3.6Confidentiality. Unless compelled to do so by applicable law or as a condition of any cleanup plan or closure letter, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed. In the event Tenant reasonably believes that disclosure is compelled by applicable law, it shall to the extent legally permissible and practicable, provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers, investors or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3 or otherwise being subject to non- disclosure agreements no less restrictive than this Section 5.3.
5.3.7Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.
5.3.8Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws. Tenant shall also complete and file any business response plans or inventories required by any applicable laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.
5.3.9Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.3 have been completely performed and satisfied.
ARTICLE 6

SERVICES AND UTILITIES
6.1Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.
6.1.1Landlord shall deliver the Premises (and the Expansion Space, to the extent Tenant exercises its Expansion Right) to Tenant on the Possession Date in the Delivery Condition and otherwise in its existing “as-is” condition. Tenant will be responsible, at its sole cost and expense, for the furnishing of all HVAC and services and utilities to the Premises (and the Expansion Space, to the extent Tenant exercises its Expansion Right). Tenant shall have exclusive control over the operation of HVAC system and equipment serving exclusively the Premises (and the Expansion Space, to the extent Tenant exercises its Expansion Right). Tenant shall have the right, subject to Section 8 hereof, to remove the HVAC units delivered on the Commencement Date and/or replace any existing units and install additional HVAC units.
6.1.2Electricity and Gas.
6.1.2.1All electricity and gas to the Building is separately metered and all bills therefor shall be paid directly by Tenant to the applicable utility provider. Landlord shall furnish during the Lease Term electrical capacity equal to 1,000 Amps, 480/277 Volts, which incoming power will be provided to the Building by the local utility provider via a transformer installed and maintained by such utility provider. Notwithstanding anything in this Lease to the contrary, Tenant shall be solely responsible for paying for all costs associated with all electricity and gas used in the entirety of the Building, regardless of whether Tenant timely exercises Tenant’s Expansion Right pursuant to Section 1.3 above, and Tenant shall remain solely responsible for paying all costs associated with electricity and gas used in Building 3 until such a time as Landlord signs a lease with a different tenant for the Expansion Space. In the event Tenant does not exercise its Expansion Right pursuant to Section 1.3 above, and Landlord subsequently signs a lease with a different Tenant for the Expansion Space, Landlord shall, at its sole cost and expense, install and make operational submeter(s) for the Building which will separately measure the electricity and gas consumed in the Premises and that consumed in the balance of the Building, and bills for such submetered electricity shall be paid directly by Tenant to the applicable utility provider.
6.1.3Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas, and the costs of providing such water shall be equitably allocated by Landlord on a basis consistent with commercially reasonable property management practices and charged to Tenant as an Operating Expense.
6.1.4Landlord shall not provide janitorial services for the Premises. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with applicable laws. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects.
6.1.5Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises’. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System. Tenant’s Security System shall be installed by Tenant as an Alteration in accordance with terms of Article 8 of this Lease.
6.2Overstandard Tenant Use. Tenant shall reasonably cooperate with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe in writing (and generally applicable to tenants in the Building) for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Landlord acknowledges that Tenant may be using heat generating lab equipment in the Premises and Landlord shall have no consent or approval right relating to such lab equipment which may be installed by Tenant in the Premises; provided, however, Landlord shall have the right to reasonably require installation of supplementary air conditioning units or other facilities in the Premises by Tenant at Tenant’s sole cost and expense. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation.
6.3Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as set forth in Section 19.5.2, below) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as set forth in Section 19.5.2, below) or performing any of its obligations under this Lease; provided, however, upon notice from Tenant, Landlord shall take commercially reasonable action to remedy any such failure or delay in services for which Landlord is obligated to provide pursuant to this Lease in order to minimize any material interference with Tenant’s use of and access to the Premises. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
ARTICLE 7

REPAIRS
7.1In General.

Landlord shall maintain in good condition and operating order and keep in good order, repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure, roof membrane, curtain wall, exterior glass and mullions, columns, beams, the Project Common Areas, including snow removal, all public areas servicing the Project, including the parking areas, walkways, public area lighting, landscaping and exterior Project signage (collectively, “Building Structure”), and, if Tenant does not exercise its Expansion Right or otherwise lease the entirety of the Building, the Base Building mechanical, electrical, life safety, plumbing, and sprinkler systems which existed as of the date of this Lease and were not constructed by Tenant Parties (collectively, the “Building Systems”). Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent caused due to Tenant’s negligence or willful misconduct, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS Exception”). Tenant shall, at Tenant’s own expense, keep and maintain the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, the floor or floors of the Premises, and the backup generator for the Building, the HVAC systems exclusively serving the Premises, and any systems constructed by Tenant Parties, and, notwithstanding anything in this Lease to the contrary, to the extent that Tenant exercises its Expansion Right or otherwise leases the entirety of the Building, in addition to the foregoing, Tenant shall also keep and maintain all Building Systems, all Building mechanical, electrical and telephone closets, and all HVAC systems serving the Building, in good order, repair and condition at all times during the Lease Term; provided that such obligation shall not extend to the Building Structure except pursuant to the BS Exception. Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure except pursuant to the BS Exception, except for damage caused by ordinary wear and tear. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Building or to the Project or to any equipment which is part of a Building System and located in the Premises as Landlord shall deem reasonably necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for emergencies any such entry into the Premises by Landlord shall be performed in accordance with Article 27 of this Lease. Tenant hereby waives and releases any and all rights it may have at law or in equity to make repairs at the expense of Landlord.

7.2Service Contracts. All HVAC systems and generators exclusively serving the Premises shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable good working condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such HVAC systems and/or exclusive generators, (iii) in accordance with applicable laws. Tenant shall contract with qualified, experienced professional third party service companies (each, a “Service Contract”). Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to the Premises HVAC systems and exclusive generators (“Preventative Maintenance Records”). In addition, upon Landlord’s request, Tenant shall deliver copies of all current Service Contracts to Landlord and copies of the Preventative Maintenance Records. Landlord shall conditionally assign the existing warranty associated with that certain new 125kw generator exclusively servicing the Premises and delivered to the Premises prior to the Possession Date (the “New Generator”) to Tenant until the earlier to occur of (a) the expiration of such warranty, or (b) the expiration or earlier termination of this Lease.
ARTICLE 8

ADDITIONS AND ALTERATIONS
8.1Landlord’s Consent to Alterations. Except as provided herein, Tenant may not make any improvements, alterations, additions or changes to the Premises or any electrical, mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building (other than a system or equipment that solely services the Premises) or is visible from the exterior of the Building, or is reasonably likely to interfere with any other tenant’s use of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (i) affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building, (ii) adversely affect the value of the Premises or Building, (iii) require a building or construction permit, or (iv) cost more than […***…] for a particular job of work (the “Cosmetic Alterations”). The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.
8.2Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such reasonable requirements as Landlord in its reasonable discretion may deem necessary, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and reasonably approved by Landlord, or the requirement that, upon Landlord’s written request at the time of granting of consent, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, subject to the terms of Section 8.5, below. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s reasonable design parameters and code compliance issues, if any. If Landlord shall determine, in its reasonable, good faith business judgment, that any contractor retained by Tenant to construct any Alteration is performing any work in violation of the approved plans (including, without limitation, such contractor’s failure to perform work in conformance with any applicable law or any of the Rules and Regulations set forth in Exhibit D or Landlord’s construction rules and regulations), and/or in a manner that unreasonably interferes with normal Building operations or any other tenant’s use and enjoyment of its premises and/or any Common Areas (each such event, a “Contractor Failure”), Landlord may give Tenant written notice of the Contractor Failure, and Tenant shall work with the subject contractor to cure the Contractor Failure within one (1) business days of receipt of such notice (or such additional time as may be reasonably necessary to cure the Contractor Failure, provided that Tenant and the subject contractor shall promptly commence to cure the Contractor Failure and thereafter diligently pursue such cure until completion). If such Contractor Failure has not been cured (or Tenant and subject contractor have not commenced to cure the Contractor Failure) within one (1) business day after receipt of Landlord’s notice, then Landlord may expel the subject contractor from the Building (including, without limitation, the Premises), and Tenant shall cooperate with Landlord in expelling such contractor from the Building (including, without limitation, the Premises). In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, then Landlord shall, at Tenant’s expense, make such changes to the Base Building; provided that Landlord informs Tenant of such governmentally required changes to the Base Building to the extent Landlord is aware of the same at the time of granting of consent. The “Base Building” shall mean the Building Structure and the Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord’s reasonable requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s reasonable standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to three percent (3%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.
8.4Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount reasonably approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease.
8.5Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord or otherwise paid for by Tenant, provided Tenant repairs any damage to the Premises and Building caused by such removal. Furthermore, Landlord may, by written notice to Tenant at the same time that Landlord provides its consent, require Tenant, at Tenant’s expense, at the end of the Lease Term, to remove any Specialty Alterations and to repair any damage to the Premises and Building caused by such removal; provided, however, if Landlord does not expressly require removal of the Specialty Alteration as a condition to its consent, then Tenant shall not be required to so remove such Specialty Alterations. For the avoidance of doubt, Tenant has no obligation to remove or restore any Alterations or improvements, including any Cosmetic Alteration, that are not Specialty Alteration. If Tenant fails to complete any required removal and/or to repair any damage caused by the removal of any Specialty Alterations, Landlord may do so and may charge the cost thereof to Tenant. As used herein, “Specialty Alterations” shall mean any Alteration or improvement that (a) is not, at the time it was installed, a normal and customary general office improvement or a normal and customary general biology laboratory improvement, or that would reasonably be anticipated to cost materially more to demolish than normal and customary general office improvement or normal and customary biology laboratory improvement, or (b) includes any of the following: (i) any improvement that perforates, penetrates or requires reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) any improvement that consists of the installation of a raised flooring system, (iii) any improvement that consists of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary or customary for ordinary office space or biology laboratory space at the time of installation, (iv) any kitchens for food preparation (other than customary break-rooms with a refrigerator, sink and dishwasher), cafeteria, saunas, showers, and executive bathrooms and/or special fire safety systems that are not customarily installed in laboratory or general office space), (v) any improvement that consists of the dedication of any material portion of the Premises to non-office or laboratory usages (such as classrooms (as opposed to conference rooms) or food preparation facilities), or (vi) any improvement that can be seen from outside the Premises.
ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance by bond, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE
10.1Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) other than to the extent resulting from the breach of this Lease by, or the negligence or willful misconduct of, Landlord or Landlord Parties and agrees that Landlord and its direct and indirect partners, members and shareholders, and their respective managers, officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by Landlord or a Landlord Party’s breach of this Lease, negligence or willful misconduct. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to the Lease Commencement Date (but following the Possession Date) or during the Lease Term and thereafter to the extent Tenant retains possession of the Premises, provided that the terms of the foregoing indemnity shall not apply to the breach of this Lease, negligence or willful misconduct of Landlord or any Landlord Party. Should any Landlord Parties be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises for which Tenant is required to indemnify the Landlord Parties, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees unless the party is named as a defendant as a result of such party’s negligence or willful misconduct or breach of this Lease. Tenant hereby agrees that it shall not assert any industrial insurance immunity rights pursuant to Title 51 RCW (as the same may be amended, substituted or replaced) if such assertion would be inconsistent with or otherwise impair Landlord’s right to indemnification under this Section 10.1, and, accordingly, hereby waives all such industrial insurance immunity rights. The foregoing waiver of industrial insurance immunity rights was specifically negotiated by Landlord and Tenant and is solely for the benefit of the Landlord and Tenant, and their successors and assigns, under the Lease, and is not intended as a waiver of Tenant’s rights of immunity under such industrial insurance for any other purposes. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
10.2Landlord’s Fire and Casualty Insurance. Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. In addition, Landlord shall maintain commercial general liability insurance with respect to the Building in an amount not less than […***…] per occurrence, with deductibles and self-insured retentions as reasonably determined by Landlord Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses shall include an equitable portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building (provided that in no event shall Landlord be required to carry earthquake insurance). Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s specific use or manner of use of the Premises for other than general office or general laboratory uses causes any increase in the premium for such insurance policies maintained by Landlord then Tenant shall reimburse Landlord for any such increase only to the extent the increase is attributable to Tenant’s specific use or specific manner of use of the Premises. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body; provided the terms of this sentence shall not require Tenant to make any alteration or improvements to the Base Building outside of the Premises unless such alteration or improvement is required as a result of Tenant’s specific use or manner of use of the Premises for other than general office or general laboratory uses.
10.3Tenant’s Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.
10.3.1Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:
Bodily Injury and Property Damage Liability	[…***…] each occurrence
Personal Injury and Advertising Liability	[…***…] each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	[…***…]

10.3.2Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Improvements, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2002 (Pub. L. 107-297, 116 Stat. 2322), the Terrorism Risk Insurance Program Reauthorization Act of 2005 (Pub. l. 109-144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub. L. 110-160, 121 Stat. 183), any successor statute or regulation, or is otherwise available at commercially reasonable rates).
10.3.2.1Increase in Project’s Property Insurance. Tenant shall pay for any increase in the premiums for the property insurance of the Project maintained by Landlord, if said increase is caused by Tenant’s specific acts, omissions, specific use or specific manner of use of the Premises.
10.3.2.2Property Damage. Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures, Improvements, Original Improvements and Alterations.
10.3.2.3No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.
10.3.2.4Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective “all risk” property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys’ fees) arising out of, resulting from, or relating to, such failure.
10.3.3Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.
10.3.4Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than […***…] each accident/employee/disease.
10.3.5Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non- owned vehicles with limits not less than […***…] combined single limit for bodily injury and property damage.

10.3.6Environmental Liability insurance (in form and substance satisfactory to Landlord) with limits of coverage not less than […***…] combined per occurrence and in the aggregate insuring against any and all liability with respect to the Premises and all areas appurtenant thereto arising out of any death or injury to any person, damage or destruction of any property, other loss, cost or expense resulting from any release, spill, leak or other contamination of the Premises, or any other property surrounding the Premises attributable to the presence of Hazardous Materials. Upon Landlord’s request, Tenant shall also obtain (at Tenant’s sole cost and expense) environmental impairment liability insurance and environmental remediation liability insurance (in form and substance (including limits) acceptable to Landlord). If, at any time it reasonably appears to Landlord that Tenant is not maintaining sufficient insurance or other means of financial capacity to enable Tenant to fulfill its obligations to Landlord hereunder, whether or not then accrued, liquidated, conditional or contingent, Tenant shall procure and thereafter maintain in full force and effect such insurance or other form of financial assurance, with or from companies or persons and in form and substance reasonably acceptable to Landlord, as Landlord may from time to time reasonably request. Without limiting the generality of the foregoing, all such environmental liability insurance shall specifically insure the performance by Tenant of the indemnity provisions set forth in this Lease.
10.4Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-X (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of Washington, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.
10.5Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, that (i) in no event shall Tenant receive notice of an increased amount or new type of insurance more than once during the initial Lease Term or more than once during any Option Term (if applicable), and (ii) in no event in excess of the amounts and types of insurance then being required by landlords of Comparable Buildings.
10.6Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a “Third Party Contractor”). All such insurance shall (a) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.6, (b)

provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord’s reasonable minimum insurance requirements.
ARTICLE 11

DAMAGE AND DESTRUCTION
11.1Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any material damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed reasonably desirable by Landlord, which are consistent with the character of the Project, provided that utilities and systems required by this Lease to be provided the Premises and access to the Premises and any common restrooms serving the Premises shall not impaired other than to a de minimus extent. Upon the occurrence of any damage to the Premises and subject to the further provisions ’of this Lease, Tenant shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their condition prior to the casualty. Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Tenant shall select the contractors to perform such improvement work. Landlord shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any contractor that will be performing work in the Project. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas reasonably necessary to Tenant’s occupancy for permitted use thereof or access to the Premises, and the affected portion of the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy or inaccessible, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease or inaccessible bears to the total rentable square feet of the Premises; provided, however, in the event that Tenant cannot use, and does not use, a portion of the Premises and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein in Tenant’s reasonable judgment, and if Tenant does not conduct its business from such remaining portion, then for such time during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith, subject to reasonable delays for insurance adjustment or other matters beyond Tenant’s reasonable control.
11.2Landlord’s and Tenant’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Premises or Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs to the Base Building and such Common Areas cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be and Landlord terminates the leases of all tenants of the Building whose premises are similarly damaged by the casualty; (iii) at least […***…] of the cost to repair the damage is not covered by Landlord’s insurance policies; or (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Tenant’s reputable contractor, be completed within two hundred seventy (270) days after being commenced, or if the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.
11.3Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of Washington with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any material part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the significant reconstruction or significant remodeling of any part of the Premises, Building or Project (only if the taking of that portion of the Project would affect the operation or occupancy of the Building), or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation with respect to the Building or such portion of the Project that affects the operation or occupancy of the Building, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority; provided, that with respect to any such matter as to only part of the Premises, this right is exercisable only to the extent that the remainder of the Premises is insufficient for the reasonable operation of Tenant’s business and Landlord also terminates the leases of all other tenants in the Building similarly affected by the taking. If any material portion of the Premises is taken such that the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein in Tenant’s reasonable judgment, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated and Landlord shall perform all necessary work to restore the Premises to the condition prior to the Taking so that the Premises is useable by Tenant substantially in the manner and for the purposes used by Tenant prior to the Taking. Tenant hereby waives any and all rights it might otherwise have under any conflicting law. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises; provided, however, in the event that Tenant cannot use, and does not use, a portion of the Premises as a result of such taking and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein in Tenant’s reasonable judgment, and if Tenant does not conduct its business from such remaining portion, then for such time during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING
14.1Transfers. Tenant shall not, without the prior written consent of Landlord, assign, sublease, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements with respect to, or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees, visitors and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any

Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) the material terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer’’, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E or written undertaking to execute such certificate upon the closing of the Transfer. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable out-of-pocket review and processing fees, as well as any reasonable professional fees (including, without limitation, reasonable attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request and submission by Landlord along with reasonable supporting documentation with respect thereto, subject to a maximum per Tenant consent request of […***…] for a Transfer in the ordinary course of business.
14.2Landlord’s Consent. Except as expressly set forth below, Landlord may withhold its consent to any proposed Transfer (including, without limitation, a mortgage, pledge, hypothecation, encumbrance or lien) in Landlord’s sole and absolute discretion. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space by assignment or sublease to the Transferee on the terms specified in the Transfer Notice and shall grant or withhold such consent within twenty (20) days following the date upon which Landlord receives a “complete” Transfer Notice from Tenant (i.e., a Transfer Notice that includes all documents and information required pursuant to Section 14.1 of this Lease, above). If Landlord fails to timely deliver to Tenant notice of Landlord’s consent, or the withholding of consent, to a proposed assignment or sublease following Landlord receipt of a complete Transfer Notice, Tenant may send a second (2nd) notice to Landlord, which notice must include a copy of the complete Transfer Notice and must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 14 OF LEASE - - FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent, to the proposed assignment or sublease within five (5) business days after Tenant receives confirmation that Landlord received such second (2nd) notice, then Landlord shall be deemed to have approved the assignment or sublease in question. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3The Transferee is either a governmental agency or instrumentality thereof or a non-profit organization;
14.2.4The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.5Intentionally Omitted; or
14.2.6Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project and comparable space is available for lease at the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, ’’Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3Transfer Premium. If Landlord consents to a Transfer (other than a Permitted Transfer), as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, and (iii) any brokerage commissions, professional fees (including, without limitation, reasonable attorney, accountant, architect, engineering and consultant fees) in connection with the Transfer (collectively, “Tenant’s Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer in excess of the fair market value of such assets.

14.4Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises, Tenant may, at Tenant’s option, give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Failure of Tenant to deliver an Intention to Transfer Notice shall not modify Landlord’s obligations to respond to a Transfer Notice. Thereafter, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after receipt of any Intention to Transfer Notice (or after receipt of a Transfer Notice if Tenant did not deliver an Intention to Transfer Notice), to recapture the Contemplated Transfer Space (or Transfer Space if Tenant did not deliver an Intention to Transfer Notice). Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space (or Transfer Space if Tenant did not deliver an Intention to Transfer Notice) as of the Contemplated Effective Date or as of the effective date of the Transfer if Tenant did not deliver an Intention to Transfer Notice). In the event Landlord timely exercises its right to recapture, Tenant may elect to void the recapture and withdraw its Intention to Transfer Notice (or Transfer Notice if Tenant did not deliver an Intention to Transfer Notice) within ten (10) business days of Tenant’s receipt of Landlord’s election notice. In the event of a recapture by Landlord and if Tenant does not elect to withdraw its Intention to Transfer Notice (or Transfer Notice if Tenant did not deliver an Intention to Transfer Notice), if this Lease shall be canceled with respect to less than the entire Premises, then (A) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, (B) this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same, and (C) Landlord shall construct or cause to be constructed a demising wall separating that portion of the Premises recaptured by Landlord from that portion of the Premises retained by Tenant; provided that, Tenant hereby agrees that, notwithstanding Tenant’s occupancy of its retained portion of the Premises during the construction of such demising wall by Landlord, Landlord shall be permitted to construct such demising wall during normal business hours provided Landlord takes commercially reasonable steps to minimize any interference with Tenant’s business operations in the remaining portion of the Premises, without any obligation to pay overtime or other premiums unless Tenant agrees to pay the same, and the construction of such demising wall by Landlord shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent provided Landlord complies with the terms hereof, and Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the construction of such demising wall, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of its retained portion of the Premises or of Tenant’s personal property or improvements resulting from the construction of such demising wall except to the extent set forth in Section 19.5.2, below, or for any inconvenience or annoyance occasioned by the construction of such demising wall provided Landlord complies with the terms hereof; and provided further that, Tenant shall be responsible for, and shall pay to Landlord promptly upon being billed therefor, its share of the actual and reasonable costs related to the construction of such demising wall that Tenant would have been obligated to pay pursuant to the express written terms of the agreement between Tenant and its proposed assignee or sublessee (without any supervisory fee to Landlord); provided, however, if Tenant’s share of such demising costs is not specified in the agreement between Tenant and its proposed assignee or sublessee, then Tenant shall pay fifty percent (50%) of all actual and reasonable costs related to the construction of such demising wall, excluding Landlord’s standard fee for its involvement with such demising wall. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space (or Transfer Space if Tenant did not deliver an

Intention to Transfer Notice) under this Section 14.4, then, subject to the other terms of this Article 14, for a period of twelve (12) months (the “Twelve Month Period”) commencing on the last day of such ten (10) business day period, Landlord shall not have any right to recapture the Contemplated Transfer Space (or Transfer Space if Tenant did not deliver an Intention to Transfer Notice) with respect to any Transfer made during the Twelve Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice (or Transfer Notice if Tenant did not deliver an Intention to Transfer Notice), and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Twelve Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space (or Transfer Space if Tenant did not deliver an Intention to Transfer Notice) consummated within such Twelve Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice (or Transfer Notice) to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.
14.5Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. In the event that Tenant subleases all or any portion of the Premises in accordance with the terms of this Article 14, Tenant shall cause such subtenant to carry and maintain the same insurance coverage terms and limits as are required of Tenant, in accordance with the terms of Article 10 of this Lease. Landlord or its authorized representatives shall have the right at all reasonable times upon reasonable advance notice to audit the books, records and papers of Tenant relating to any Transfer at Tenant’s offices. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than four percent (4%), Tenant shall pay Landlord’s costs of such audit.
14.6Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter) or a limited liability company, (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of all or substantially all of the unencumbered assets of Tenant within a twelve (12)-month period.
14.7Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease beyond applicable periods of notice and grace, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease with respect to the Subject Space. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, or (E) a change in Control of Tenant resulting from a capital raising transaction for bona fide business purposes shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such transaction described in items (A) through (E) of this Section 14.8 hereinafter referred to as a “Permitted Transfer”; any such assignee or sublessee described in items (A) through (E) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, provided however that in the event the transaction is subject to a confidentiality agreement, Tenant shall provide such notice and copies of such documents or information no later than ten (10) days after the closing of such transaction, (ii) Tenant is not in Default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the greater of (1) the Net Worth of Original Tenant on the date of this Lease, and (2) the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee (except in the case of clause (B)) under either an assignment or sublease shall be joint and several with Tenant. Notwithstanding anything to the contrary set forth in this Section, Landlord acknowledges that Tenant will, following the date hereof, enter into a merger with Immunome, Inc. and Landlord further acknowledges and agrees that such merger is a Permitted Transfer and no further action, deliverables or consent is required in connection therewith. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.
ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord (other than in connection with the surrender of the Premises at the natural expiration of the Lease Term) shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of Section 8.5 above and this Article 15, quit and surrender possession of the Premises to Landlord in good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all Hazardous Materials used by Tenant, debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, including without limitation all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and such similar articles of any other persons claiming under Tenant, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Notwithstanding anything to the contrary, Tenant shall have no obligation to remove any Tenant Improvements or Alteration made to the Premises except as expressly provided elsewhere in this Lease.
15.3Environmental Surrender Plan. In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least one hundred twenty (120) days prior to the expiration date of this Lease (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an environmental assessment of the Premises by a competent and experienced individual reasonably satisfactory to Landlord, which evidences that the Premises are in a clean and safe condition and free and clear of any Hazardous Materials used by Tenant or any Tenant Party. If such environmental assessment reveals that remediation or Clean-up is required under any Environmental Laws, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and Clean-up, as more particularly provided in Section 5.3, above.
15.4Condition of the Building and Premises Upon Surrender. In addition to the above requirements of this Article 15, upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises with Tenant having complied with all of Tenant’s obligations under this Lease, including those relating to improvement, repair, maintenance, compliance with law, testing and other related obligations of Tenant set forth in Article 7 of this Lease. In the event that the Building and Premises shall be surrendered in a condition which does not comply with the terms of this Section 15.4, because Tenant failed to comply with its obligations set forth in Lease, then following thirty (30) days’ notice to Tenant, during which thirty (30) day period Tenant shall have the right to cure such noncompliance, Landlord shall be entitled to expend all reasonable costs in order to cause the same to comply with the required condition upon surrender and Tenant shall immediately reimburse Landlord for all such costs upon notice.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a daily rate equal to the product of (i) the daily Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to […***…] during the first (1st) month immediately following the expiration or earlier termination of the Lease Term, and […***…] hereafter. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, subject to the further provisions of this Section, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing or anything to the contrary contained in this Lease, provided that Tenant does not hold over in the Premises or any portion thereof for more than 30 days, Landlord hereby waives the right to proceed against Tenant for any claims made by any succeeding tenant and for any lost profits or any other consequential damages relating to or arising from any such holdover by Tenant; it being the intent that if Tenant holds over for more than 30 days, Tenant shall be liable for any claims made by any succeeding tenant and any lost profits and any other consequential damages from the commencement of such holdover. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within fifteen (15) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other customary information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other customary instruments are reasonably required by a prospective mortgagee or purchaser for such purposes. At any time during the Lease Term, but not more than once in any twelve month period (except in connection with a sale or financing of the Building, or in connection with Tenant’s request for Landlord’s approval of an Alteration or a Transfer), Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that “controls” Tenant or is otherwise an “affiliate” of Tenant, as those terms are defined in Section 14.8 of this Lease) is publicly traded on a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (such superior instruments, collectively, “Superior Instruments”, and the holders of such Superior Instruments, collectively, the “Superior Holders”); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, shall be the receipt by Tenant of a subordination non- disturbance and attornment agreement in a commercially reasonable form provided by such Superior Holders, which requires such Superior Holder to accept this lease, and not to disturb tenant’s possession, so long as an event of default has not occurred and be continuing (a “SNDAA”) executed by Landlord and the appropriate Superior Holder. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

Upon Tenant’s execution and delivery of this Lease, Tenant shall concurrently execute and deliver to Landlord a SNDAA in the form attached hereto as Exhibit G (“Execution SNDAA”). Concurrently with its delivery of this Lease to Tenant, Landlord shall deliver the Execution SNDAA, executed by Landlord and the current Superior Holder, BREDIF REIT LLC (“Current Holder”) to

Tenant. Landlord represents to Tenant that, as of the Effective Date, the Project is not encumbered by any Superior Instrument other than the mortgage or deed of trust held by the Current Holder.

ARTICLE 19

DEFAULTS; REMEDIES
19.1Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (a “Default”):
19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after written notice from Landlord that said amount was not paid when due; or
19.1.2Except as otherwise specifically set forth in this Section 19.1, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default to completion; or
19.1.3Abandonment of the Premises by Tenant without the payment of Rent; or
19.1.4The failure by Tenant to observe or perform according to the provisions of Articles 5, 8, 14, 17 or 18 of this Lease, or any breach by Tenant of the representations and warranties set forth in Section 29.33 of this Lease, where such failure continues for more than five (5) business days after written notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1Terminate this Lease in accordance with applicable legal procedures, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, in accordance with applicable laws enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i)The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus
(ii)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
(v)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, to Landlord. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2If Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, continue the Lease in effect (whether or not Tenant has abandoned or vacated the Premises) and, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3Intentionally Omitted.
19.2.4Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3Subleases of Tenant. If Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5Landlord Default.
19.5.1General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided in Section 19.5.2 and otherwise at law or in equity.
19.5.2Abatement of Rent. In the event that Tenant is prevented from using, and does not use (except for the maintenance of a skeleton crew within the Premises for such purposes as securing Tenant’s records and files, forwarding telephone communications, correspondence and deliveries, and otherwise enabling those aspects of Tenant’s business operations previously conducted within the Premises to be carried on remotely or from an alternative location), the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of the Premises, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease and such failure is not the result of Tenant’s negligence, willful misconduct or failure to comply with the terms of this Lease (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Base Rent, Tenant’s Share of Direct Expenses, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using for the normal conduct of Tenant’s business, and does not use for the normal conduct of Tenant’s business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein in Tenant’s reasonable judgment, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises and Tenant’s obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant’s right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event. Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
19.6Cross Default. Notwithstanding anything to the contrary contained in this Lease and/or the Existing Lease, any default by Tenant under the terms of the Existing Lease shall, at the option of the Landlord (as determined in its sole and absolute discretion), constitute a default by Tenant under the terms of this Lease, and any default by Tenant under the terms of this Lease shall, at the option of the Landlord (as determined in its sole and absolute discretion), constitute a default by Tenant under the terms of the Existing Lease.
ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other implied covenant with respect to the subject matter thereof.

ARTICLE 21

LETTER OF CREDIT
21.1Delivery of Letter of Credit. Landlord and Tenant acknowledge and agree that all references in this Article 21 to “this Lease” shall be understood to mean this Lease and/or the Existing Lease, as applicable, and notwithstanding anything in this Lease or the Existing Lease to the contrary, Landlord may draw upon the L-C contemplated hereunder as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and/or the Existing Lease, as applicable, and for all losses and damages provided to Landlord under the terms of this Lease and/or the Existing Lease, as applicable, as a result of any breach or default by Tenant under this Lease and/or the Existing Lease, as applicable. Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages provided to Landlord under the terms of this Lease as a result of any breach or default by Tenant under this Lease, an unconditional, clean, irrevocable negotiable standby letter of credit (the “L-C”) in the amount set forth in Section 8 of the Summary (the “L-C Amount”), substantially in the form attached hereto as Exhibit H, running in favor of Landlord, drawn on a bank (the “Bank”) reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service (the “Credit Rating Threshold”), and otherwise conforming in all respects to the requirements of this Article 21, including, without limitation, all of the requirements of Section 21.2, below, all as set forth more particularly hereinbelow. As of the date of this Lease and notwithstanding anything contrary set forth in this Lease, Landlord hereby approves JPMorgan Chase Bank, National Association, as the Bank for the duration of the Lease Term provided that JPMorgan Chase Bank, National Association does not fall below the credit rating it holds on the date of this Lease. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining and maintaining the L-C. In the event of an assignment by Tenant of its interest in this Lease (and irrespective of whether Landlord’s consent is required for such assignment), or upon Tenant’s desire to replace the L-C, the acceptance of any replacement or substitute letter of credit by Landlord from the assignee or Tenant, as the case may be, shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing. Tenant shall be responsible for the payment of any and all costs incurred by Landlord relating to the review of any replacement L-C (including, without limitation, Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant, and such attorneys’ fees shall be payable by Tenant to Landlord within thirty (30) days of billing. If Landlord approves any replacement or substitute letter of credit (the

“Replacement L-C”), Landlord shall return the L-C then held by Landlord (the “Existing L-C”) within ninety-five (95) days following Landlord receipt of the Replacement L-C tendered by Tenant (the “95 Day Period”), provided that if prior to the expiration of the applicable 95 Day Period, (A) a voluntary petition under the Bankruptcy Code is filed by Tenant, or (B) an involuntary petition is filed against Tenant by any of Tenant’s creditors under the Bankruptcy Code, then Landlord shall not be obligated to return the Existing L-C to Tenant until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed. Notwithstanding the delivery of a Replacement L-C, Landlord shall retain all draw rights with respect to the Existing L-C during the 95 Day Period and may draw on either the Existing L-C and the Replacement L-C, but not both the Existing L-C and the Replacement L-C. In connection with Landlord’s rights under Sections 21.2 through 21.6 of this Lease, Landlord, in Landlord’s sole discretion, shall determine which of the L-Cs to return to Tenant or reduce in amount. Notwithstanding the foregoing, Tenant may request a reduction of the 95 Day Period to a period of ten (10) business days, and Landlord shall not unreasonably withhold its consent to such reduction provided Tenant can reasonably demonstrate that Tenant’s then financial wherewithal is the same or better that Tenant’s financial wherewithal as of the date of this Lease. If Landlord approved such reduction pursuant to the immediately preceding sentence, then all references to 95 Day Period shall mean a ten (10) business day period following Landlord receipt of the Replacement L-C tendered by Tenant.
21.2In General. The L-C shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. The L-C must provide that presentation of a drawing under the L-C may be made by hand delivery, courier service, overnight mail, or facsimile. Tenant further covenants and warrants as follows:
21.2.1Landlord Right to Transfer. The L-C shall provide that Landlord, its successors and assigns, may, at any time and upon notice to Tenant but without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to a Superior Holder or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the L-C, in whole or in part, to the transferee and deliver written notice of the same to Tenant and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.
21.2.2No Assignment by Tenant. Tenant shall neither assign nor encumber the L-C or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.
21.2.3Replenishment. If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in Section 21.3 below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) business days following Tenant receipt of written notice from Landlord, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 19.1 of this Lease, the same shall constitute a Default by Tenant under this Lease (without the need for any additional notice and/or cure period).

21.2.4Renewal; Replacement. The L-C shall have a final expiration date that is at least ninety- five (95) days after the expiration of the Lease Term (the “LC Expiration Date”), provided that the L-C may contain a so-called “evergreen provision” whereby the L-C will automatically be renewed on an annual basis unless at least thirty (30) days’ prior written notice of non-renewal is provided by the issuer to Landlord. If the L-C expires earlier than the LC Expiration Date then Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion.
21.2.5Bank’s Financial Condition. If, at any time during the Lease Term, the Bank’s long term credit rating is reduced below the Credit Rating Threshold, or if the financial condition of the Bank changes in any other materially adverse way (either, a “Bank Credit Threat”), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Article 21, and Tenant’s failure to obtain such substitute L-C within ten (10) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord, or Landlord’s then managing agent, to immediately draw upon the then existing L- C in whole or in part, without notice to Tenant, as more specifically described in Section 21.3, below. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.
21.3Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages provided to Landlord under the terms of this Lease as a result of any breach or default by Tenant under this Lease. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Intentionally Omitted, or (C) Intentionally Omitted, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date, or (E) a Bank Credit Threat or Receivership (as such term is defined in Section 21.6.1, below) has occurred and Tenant has failed to comply with the requirements of either Section 21.2.5, above, or Section 21.6, below, as applicable. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder or if any of the foregoing events identified in Sections 21.3(A) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, (ii) against any Rent payable by Tenant under this Lease that is not paid when due and/or (iii) to pay for all losses and damages provided to Landlord under the terms of this Lease as a result of any breach or default by Tenant under this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (a) the L-C constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (d) in the event Tenant becomes a debtor under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise. Notwithstanding the foregoing, the fact that Landlord has drawn on the L-C pursuant to the terms of this Article 21 shall not, in and of itself, be deemed a waiver by Tenant of any right to a notice and cure period pursuant to Section 19.1 of this Lease prior to a Default by Tenant under this Lease.
21.4Intentionally Omitted.
21.5Proceeds of Draw. In the event Landlord draws down on the L-C pursuant to Sections 21.3, above, the proceeds of the L-C may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages provided to Landlord under the terms of this Lease as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute an “Interim Cash Deposit” (as that term is defined in Section 21.6.1, below). Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due, or (b) used to pay for any losses and/or damages provided to Landlord under the terms of this Lease as a result of any breach or default by Tenant under this Lease (the “Unused L-C Proceeds”, shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Article 21, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
21.6Bank Placed Into Receivership.
21.6.1Bank Placed Into Receivership. In the event the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Article 21, and, within ten (10) days following Landlord’s notice to Tenant of such Receivership (the “LC Replacement Notice”), Tenant shall (i) replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 or (ii), in the event Tenant demonstrates to Landlord that Tenant is reasonably unable to obtain a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 within the foregoing ten (10) day period, deposit with Landlord cash in the L-C Amount (the “Interim Cash Deposit”); provided, however, that, in the case of the foregoing sub-clause (ii), Tenant shall, within sixty (60) days after the LC Replacement Notice, replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21, and upon Landlord’s receipt and acceptance of such replacement L-C, Landlord shall return to Tenant the Interim Cash Deposit, with no obligation on the part of Landlord to pay any interest thereon. If Tenant fails to comply in any respect with the requirements of this Section 21.6.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to (a) declare Tenant in Default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day and sixty (60) day periods, (b) if applicable, retain such Interim Cash Deposit until such time as such Default is cured by Tenant, which retention shall not constitute a waiver of any right or remedy available to Landlord under the terms of this Lease or at law, and (c) pursue any and all remedies available to it under this Lease and at law, including, without limitation, if Tenant has failed to provide the Interim Cash Deposit, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under Section 21.2.5 above, to the extent possible pursuant to then existing FDIC policy. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.
21.6.2Interim Cash Deposit. During any period that Landlord remains in possession of the Interim Cash Deposit (any such period, a “Deposit Period”), it is understood by the parties that such Interim Cash Deposit shall be held by Landlord as security for the full and faithful performance of Tenant’s covenants and obligations under this Lease. The Interim Cash Deposit shall not constitute an advance of any Rent, an advance payment of any other kind, nor a measure of Landlord’s damages in case of Tenant’s default. If, during any such Deposit Period, Tenant Defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may but shall not be required to, from time to time, without waiving any other remedy available to Landlord, use the Interim Cash Deposit, or any portion of it, to the extent necessary to cure or remedy such Default or failure or to compensate Landlord for all damages provided to Landlord under the terms of this Lease resulting from Tenant’s Default or failure to comply fully and timely with its obligations pursuant to this Lease. Tenant shall within ten (10) business days pay to Landlord on demand any amount so applied in order to restore the Interim Cash Deposit to its original amount, and Tenant’s failure to immediately do so shall constitute a Default under this Lease. In the event Landlord is in possession of the Interim Cash Deposit at the expiration or earlier termination of this Lease, and Tenant is in compliance with the covenants and obligations set forth in this Lease at the time of such expiration or termination, then Landlord shall return to Tenant the Interim Cash Deposit, less any amounts deducted by Landlord to reimburse Landlord for any sums to which Landlord is entitled under the terms of this Lease, within ninety-five (95) days following both such expiration or termination and Tenant’s vacation and surrender of the Premises. Landlord’s obligations with respect to the Interim Cash Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Interim Cash Deposit separate and apart from Landlord’s general or other funds, and Landlord may commingle the Interim Cash Deposit with any of Landlord’s general or other funds. Tenant shall not at any time be entitled to interest on the Interim Cash Deposit. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Interim Cash Deposit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Interim Cash Deposit to a new landlord.
ARTICLE 22

INTENTIONALLY OMITTED
ARTICLE 23

SIGNS
23.1Multi-Tenant Floors. Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program. Notwithstanding the foregoing, Tenant shall have the right to install signage with its logo and name on all entrances to the Premises at Tenant’s sole cost and expense, subject to Landlord reasonable approval.

23.2Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas other than on the entrances to the Premises. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.
23.3Exterior Signage. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install one (1) nonexclusive Building top identification sign, provided that in the event Tenant exercises its Expansion Right, Tenant, at its sole cost and expense, may install one (1) exclusive Building top identification sign (“Tenant Signage”). Tenant’s signage shall be subject to Tenant’s obtaining all required governmental approvals and any approvals required pursuant to the CC&Rs. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental and CC&Rs approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental and CC&Rs approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms and conditions of this Lease shall be unaffected. Upon request, Landlord shall reasonably cooperate with Tenant, at no out-of-pocket costs to Landlord, to assist Tenant in receiving any approvals required for such signage.
ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures which relate to (i) Tenant’s use of the Premises, (ii) any Alterations made by Tenant to the Premises, and any Tenant Improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises, or triggered by the Tenant Improvements to the extent such Tenant Improvements, or triggered by Tenant’s use of the Premises for non-general office use or non-general laboratory use (“Tenant’s Compliance with Laws Obligations”), provided that Tenant’s failure to comply therewith would prohibit Landlord from obtaining or maintaining a certificate of occupancy for the Building or any portion thereof or would prohibit any other tenant or occupant of the Building from obtaining or maintaining a certificate of occupancy for its premises, or would unreasonably and materially affect the safety of Landlord’s or any other tenant’s or occupant’s employees or create a significant health hazard for Landlord’s or any other tenant’s or occupant’s employees, or would otherwise materially and adversely affect Landlord’s ability to operate and maintain the Building in a first class manner consistent with the Comparable Buildings. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with Tenant’s Compliance with Laws Obligations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all applicable laws relating to the Base Building, provided that compliance with such applicable laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s use of or access to the Premises. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 of this Lease, above.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to […***…] of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15, published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus […***…] points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults beyond any applicable periods of notice and cure period expressly set forth in this Lease pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable prior notice to Tenant (except in the case of an emergency) to enter the Premises during normal business hours (except in the case of an emergency) to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of non-responsibility; or (iv) make such alterations, improvements, additions or repairs to all or any portion of the Premises, the Base Building, the Base Building systems or the Project as Landlord deem reasonably necessary, or as Landlord may be required to perform under applicable laws, or by any governmental or quasi-governmental authority, or by court order or decree. Landlord shall comply and cause its agents, employees and invitees to comply with all reasonable security and safety protocols and measures Tenant may institute from time to time when accessing the Premises. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Tenant may elect to have a representative of Tenant present during any such access to accompany Landlord, its agents and invitees (provided that Tenant shall use commercially reasonable efforts to ensure that a representative is available within three (3) business days following Landlord’s request therefor). Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes, provided that Landlord hereby agrees to use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with entries into the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may designate in writing certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information; provided, that the Secure Area does not block access to base building systems or other areas of the Building to which Landlord requires regular access. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Base Building; (ii) as required by applicable law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

COMMUNICATIONS AND COMPUTER LINES

Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iii) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (iv) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Tenant shall have no obligation to remove any Lines installed by Tenant and located in or serving the Premises. The installation of the initial Lines in the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 28.

ARTICLE 29

MISCELLANEOUS PROVISIONS
29.1Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.
29.4Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way change the rights and obligations of Tenant hereunder other than to a de minimus extent, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.

29.5Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.
29.6Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
29.9Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.10Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.11Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.13Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the equity interest of Landlord in the Building, including any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. None of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the premises and any and all income derived or derivable therefrom.
29.14Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.16Force Majeure. Notwithstanding anything to the contrary contained in this Lease, any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph (collectively, a “Force Majeure”), shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage provided however such party uses commercially reasonable efforts to minimize the effect of such Force majeure event. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. Notwithstanding anything to the contrary in this Lease, no event of Force Majeure shall (i) excuse Tenant’s obligations to pay Rent and other charges due pursuant to this Lease, (ii) waive Tenant’s right to an abatement of Rent expressly set forth in this Lease, (iii) be grounds for Tenant to abate any portion of Rent due pursuant to this Lease other than as set forth in Section 19.5.2, or entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 and 13 of this Lease, (iii) excuse Tenant’s obligations under Articles 5 and 24 of this Lease.
29.17Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, (C) delivered personally or (D) delivered by electronic mail (email). Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, (iii) the date personal delivery is made or (iv) the date transmitted electronically. A copy of any Notice sent by electronic mail must also be sent by the means set out in clauses (i) – (iii). Any Notices must be sent, transmitted, or delivered, as the case may be, to the following addresses (or such changed address for a Party as shall be communicated by it to the other Party via a Notice provided pursuant to this Section):

If to Landlord:

Nitrogen PropCo 2020, L.P.

c/o WTM North Creek, LLC

1700 E. Walnut Avenue, Suite 450

El Segundo, California 90245

Attention: Jeremy Dorsett

Email: […***…]

Telephone: […***…]

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Michael E. McFadden, Esq. Email: […***…]

If to Tenant: As set forth in Section 10 of the Summary.

29.19Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
29.20Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in Washington and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in Washington.
29.21Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of Washington. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF WASHINGTON, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY WASHINGTON LAW, AND (III) TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
29.23Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term. Landlord shall be responsible for any commission or fee due the Brokers in connection with this Lease pursuant to the terms of a separate written agreement between Landlord and such Brokers.
29.25Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord except as may be expressly provided in this Lease.
29.26Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project (other than the Building or any other building Tenant occupies under an expansion option set forth herein) and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord’

29.27Counterparts; Signatures. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e- mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking “SIGN”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
29.28Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than: (a) as customary business practice to disclose to any purchaser or potential purchaser, or investor or potential investor in Tenant (b) to Tenant’s financial, legal, and space planning consultants; and (c) as required by Applicable Law (including listing standards). Landlord acknowledges that the content of this Lease, any related documents, any information obtained in connection with a proposed assignment, subletting or other transfer by Tenant or otherwise obtained whether intentionally or inadvertently as a result of the exercise of any rights of access retained by Landlord herein are confidential information. Landlord shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than: (a) as required by Applicable Law (including listing standards) and (b) as customary business practice to disclose to any purchaser or potential purchaser, or lender or potential lender of the Project or the Building and Landlord’s financial, legal, and space planning consultants; provided, however, to the extent Landlord executed a separate confidentiality agreement or similar document in connection with Tenant’s disclosure to Landlord of such financial information, the terms of such confidentiality agreement or similar document shall prevail over the terms of this Section 29.28. Notwithstanding the foregoing, Landlord shall have the right to disclose that Landlord has entered into a lease for the Premises, and the lease term and general economic terms of the Lease to the extent reasonably required in connection with Landlord’s or Landlord’s affiliate’s earnings call (which shall expressly include the right to answer questions raised during such earnings call).
29.29Tenant Parking. Tenant shall be entitled to utilize, commencing on the Lease Commencement Date, up to the number of parking passes set forth in Section 9 of the Summary, which passes shall be for unreserved parking spaces in the Project parking areas/facilities directly adjacent to the Building at no cost or expense to Tenant (except to the extent of cost and expenses included in Direct Expenses) throughout the Lease Term, including any renewal or extension thereof. If additional parking passes become available in the Project parking areas/facilities, which availability shall be determined by Landlord in its reasonable discretion (collectively, the “Additional Parking”) (as opposed to parking passes added by virtue of leasing additional space), Tenant shall have the right from time to time, upon at least thirty (30) days’ prior written notice to Landlord, to use Additional Parking on a monthly basis during the Lease Term at no additional cost or expense to Tenant (except to the extent of cost and expenses included in Direct Expenses). If at any time and from time to time, Landlord, in its reasonable discretion, determines that the parking occupancy at the Building and/or the guaranteed parking allocations to any other tenants or occupants at the Building necessitate Landlord’s recapture of Tenant’s Additional Parking, then Landlord shall have the right to recapture any such Additional Parking from Tenant, upon at least thirty (30) days prior written notice from Landlord to Tenant, and in such event Tenant shall no longer have the right to elect to rent any such Additional Parking. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Section 29.29 are provided to Tenant solely for use by Tenant’s own personnel and visitors and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.
29.30Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Project, the Premises or the Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth in this Lease or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, add to or modify (collectively, the “Renovations”) the Project, the Common Areas and/or the Building, and that such Renovations may result in levels of noise, dust, odor, obstruction of access, etc., which are in excess of that present in a fully constructed project. Landlord shall use commercially reasonable efforts to complete any Renovations in a manner which does not materially, adversely affect Tenant’s use of or access to the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent and Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such Renovations. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations. In no event may Landlord perform any Renovations within the Premises without the prior written consent of Tenant and subject to the terms of Article 27 of this Lease.
29.31No Violation. Landlord and Tenant each hereby warrant and represent to the other that neither its execution of nor performance under this Lease shall cause it to be in violation of any agreement, instrument, contract, law, rule or regulation by which it is bound, and it shall protect, defend, indemnify and hold the other party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from ’its breach of this warranty and representation.
29.32Transportation Management. If and to the extent required by applicable law, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, to the extent required or mandated by applicable law, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees. This Section does not impact Tenant’s rights under Section 29.29.

29.33Patriot Act. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including any assignment of this Lease or any subletting of all or any portion of the Premises, or the making or receiving of any contribution or funds, goods or services, to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be an event of default by Tenant under this Lease, and (y) the representations and warranties contained in this Section 29.33 shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
29.34Landlord Representations. Landlord represents as of the date hereof that (i) Landlord is a duly formed and validly existing limited liability company authorized to do business in the State of Washington, (ii) the execution, delivery and performance by Landlord of this Lease has been duly authorized by all necessary limited liability company action, and (iii) the execution and delivery of this Lease does not require the consent or approval of any lender or other third party.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

NITROGEN PROPCO 2020, L.P.,

a Delaware limited partnership

By: NITROGEN DEBT HOLDINGS GENPAR, LLC,

its General Partner

By: NITROGEN JV 2020, LLC

its Sole Member

By: WTP NORTH CREEK, LLC,

its Administrative Member

By: /s/ Jeremy R. Dorsett

Name: Jeremy R. Dorsett

Its:  Vice President

TENANT:

IMMUNOME, INC.,

a Delaware corporation

By:/s/ Clay Siegall

Name: Clay Siegall

Its: President & Chief Executive Officer

EXHIBIT A-1

ALLOY INNOVATION CENTER

OUTLINE OF BUILDING 3 PREMISES

[…***…]

EXHIBIT A-2

BUILDING 3 EXPANSION SPACE

[…***…]

EXHIBIT B

ALLOY INNOVATION CENTER

TENANT WORK LETTER

[…***…]

SCHEDULE 1 TO EXHIBIT B

DELIVERY CONDITION

[…***…]

EXHIBIT C

ALLOY INNOVATION CENTER

NOTICE OF LEASE TERM DATES

[…***…]

4878-8163-9924.6 391148.00007/12-11-24/ocm/ocm	EXHIBIT C -1-	ALLOY INNOVATION CENTER IMMUNOME - BUILDING 3 Lease

EXHIBIT D

ALLOY INNOVATION CENTER

RULES AND REGULATIONS

[…***…]

EXHIBIT E

ALLOY INNOVATION CENTER

FORM OF TENANT’S ESTOPPEL CERTIFICATE

[…***…]

EXHIBIT F

ALLOY INNOVATION CENTER

ENVIRONMENTAL QUESTIONNAIRE

[…***…]

EXHIBIT G

FORM OF EXECUTION SNDAA

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

[…***…]

EXHIBIT H

FORM OF LETTER OF CREDIT

[…***…]

EXHIBIT A

FORM OF TRANSFER REQUEST

[…***…]